[Letterhead]



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549


Re:      Hach Company and Subsidiaries
         Registration on Form S-8


Gentlemen:

We are aware that our report dated March 3, 1997 on our review of interim financial information on Hach Company and Subsidiaries for the three-and nine -months periods ended January 25, 1997, and included in this quarterly report on Form 10-Q for the three and nine months then ended, is incorporated by reference into the registration statements of Hach Company and Subsidiaries on Form S-8 (File No. 33-39019), Form S-8 (File No. 33-90584), and Form S-8 (File No. 33-64793). Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered a part of the registration statements prepared or certified by us within the meaning of Section 7 and 11 of that Act.



COOPERS & LYBRAND L.L.P.


Denver, Colorado
March 7, 1997


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